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                                                                       EXHIBIT 5

                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                                    Attorneys
                               Eleven Penn Center
                         1835 Market Street, 14th Floor
                        Philadelphia, Pennsylvania 19103


                                October 26, 2000


Osage Systems Group, Inc.
1661 East Camelback Road, Suite 245
Phoenix, AZ  85016

Gentlemen:

         We have acted as counsel to Osage Systems Group, Inc., a Delaware corporation ("Osage"), in connection with the filing by Osage of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of shares of Osage's common stock, $0.01 par value per share (the "Common Stock"), all of which are to be offered by certain selling security holders as set forth in the Registration Statement.

         In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. We call your attention to the fact that certain of the shares of Common Stock registered in the Registration Statement may be issued pursuant to Osage's 8% Convertible Notes (the "Notes") and outstanding Common Stock Purchase Warrants (collectively, the "Warrants"). The Notes and Warrants provide for an adjustment in the number of shares of Common Stock issuable thereunder based upon future events. We have assumed that at all times the Company will have sufficient authorized but unissued shares of Common Stock to permit the conversion or exercise of the Notes and Warrants, respectively. On the basis of the foregoing, it is our opinion that:

         1. The issuance of the shares of Common Stock has been duly and validly authorized;

         2. When issued in accordance with the terms of the appropriate instrument evidencing the Warrants, including, without limitation, payment of the applicable exercise price with respect to the Warrants, the shares of Common Stock issuable thereunder will be legally issued, fully paid and non-assessable; and

         3. When issued in accordance with the terms of the appropriate instrument evidencing the Notes, the shares of Common Stock issuable thereunder will be legally issued, fully paid and non-assessable.


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         We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In so consenting, we do not admit that we are within the class of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,


                                            BUCHANAN INGERSOLL
                                            PROFESSIONAL CORPORATION

                                            /s/ Joseph P. Galda
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